UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 13, 2019

Masco Corporation
(Exact name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-5794 (Commission File Number)	38-1794485 (IRS Employer Identification No.)

17450 College Parkway, Livonia, Michigan (Address of Principal Executive Offices)	48152 (Zip Code)

(313) 274-7400
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 13, 2019, Masco Corporation (the “Company”) entered into a Credit Agreement (the “New Credit Agreement”) dated as of March 13, 2019 among Masco Corporation and Masco Europe S.à r.l., as borrowers, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A. and PNC Bank, National Association, as Co-Syndication Agents, and Deutsche Bank Securities Inc., Royal Bank of Canada, SunTrust Bank, Bank of America, N.A., Fifth Third Bank and Wells Fargo Bank, National Association, as Co-Documentation Agents, with an aggregate commitment of U.S. $1 billion. The New Credit Agreement replaces the Company’s Credit Agreement dated as of March 28, 2013, as amended (the “2013 Credit Agreement”), among Masco Corporation and Masco Europe S.à r.l., as borrowers, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and Royal Bank of Canada, Deutsche Bank Securities Inc., PNC Bank, National Association, and SunTrust Bank, as Co-Documentation Agents, with an aggregate commitment of U.S. $750 million, which agreement was terminated and all commitments thereunder cancelled in connection with the entry into and the initial borrowing under the New Credit Agreement.

The New Credit Agreement will be used or available to provide funds for general corporate purposes, including, but not limited to, acquisitions, refinancing of the 2013 Credit Agreement and working capital purposes. The New Credit Agreement provides for an unsecured revolving credit facility available to the Company and its foreign subsidiary, Masco Europe S.à r.l., in U.S. dollars, euro, British Pounds Sterling, Canadian dollars and certain other currencies for certain types of borrowings, letters of credit and swingline loans (with a foreign currency sublimit of U.S. $500 million equivalent), and a sublimit for swingline loans of U.S. $100 million. Letters of credit may also be issued under the facility up to U.S. $25 million. The Company may at its option request an increase in the aggregate commitment by up to U.S. $500 million, subject to customary terms and conditions as set forth in the New Credit Agreement.

Revolving credit loans bear interest under the New Credit Agreement, at the Company’s option, at (A) an “Alternate Base Rate,” which is a rate per annum equal to the greatest of (i) the prime rate, (ii) the federal funds effective rate plus 0.50%, and (iii) if available, LIBOR plus 1.0%; plus an applicable margin based upon the then-applicable corporate credit ratings of the Company; or (B) if available, LIBOR plus an applicable margin based upon the then-applicable corporate credit ratings of the Company. Foreign currency revolving credit loans bear interest at a rate equal to LIBOR (if available) plus an applicable margin based upon the then-applicable corporate credit ratings of the Company. Alternate Base Rate loans shall only be made in U.S. dollars and shall only be made to the Company. Swingline loans bear interest at a rate not to exceed the Alternate Base Rate plus an applicable margin based upon the then-applicable corporate credit ratings of the Company, except that swingline loans in a foreign currency bear interest at local rates determined by the swingline lender and agreed to by the relevant borrower.

Under the New Credit Agreement, the Company is obligated to maintain (A) a leverage ratio of net consolidated debt to consolidated EBITDA not exceeding 4.00 to 1.00, and (B) a minimum interest coverage ratio of not less than 2.50 to 1.00, calculated as set forth in the New Credit Agreement. The New Credit Agreement requires ongoing compliance with certain affirmative and negative covenants, contains various information and reporting requirements and contains customary events of default. The New Credit Agreement matures on March 13, 2024, but it may be extended twice for one-year periods upon the Company's request and the agreement of lenders having a majority of the borrowing commitments.

In the ordinary course of their respective businesses, various lenders that are parties to the New Credit Agreement or the 2013 Credit Agreement or their affiliates have performed investment banking, commercial banking and other financial services for the Company and its affiliates, including acting as lenders under various loan facilities and as underwriters in offerings of the Company’s securities.

The foregoing summary of the New Credit Agreement is qualified in its entirety by the New Credit Agreement, which is attached hereto as Exhibit 10 and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

The information provided under Item 1.01 above is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As discussed under Item 1.01 above, on March 13, 2019 the Company entered into the New Credit Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10     Credit Agreement dated as of March 13, 2019 among Masco Corporation and Masco Europe S.à r.l., as borrowers, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A. and PNC Bank, National Association, as Co-Syndication Agents, and Deutsche Bank Securities Inc., Royal Bank of Canada, SunTrust Bank, Bank of America, N.A., Fifth Third Bank and Wells Fargo Bank, National Association, as Co-Documentation Agents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MASCO CORPORATION

By:	/s/ John G. Sznewajs
Name:	John G. Sznewajs
Title:	Vice President, Chief Financial Officer

March 19, 2019